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                                                                    EXHIBIT 4.10

                                 AMENDMENT NO. 1
                                       TO
                                SERIES D WARRANT
                                       TO
                              PURCHASE COMMON STOCK
                                       OF
                        RAPTOR NETWORKS TECHNOLOGY, INC.


     THIS AMENDMENT NO. 1 TO SERIES D WARRANT TO PURCHASE COMMON STOCK (the "AMENDMENT") is entered into effective as of December 12, 2005 (the "EFFECTIVE DATE"), by and among RAPTOR NETWORKS TECHNOLOGY, INC., a Colorado corporation (the "COMPANY"), and DMK Investments, LLC ("DMK"), Transglobal Investments, LLC ("Transglobal"), and Uptrend Investment, Inc. ("UPTREND") (DMK, Transglobal and Uptrend each a "HOLDER," and collectively, the "HOLDERS"). The Company and the Holders may collectively be referred to herein as the "Parties."

                                 R E C I T A L S

     A. The Company issued a Series D Warrant to Purchase Common Stock, dated on or around June 1, 2004, with an exercise price of $3.50 per share of common stock, to each of the Holders in the following amounts: DMK, for the purchase of up to 138,889 shares of the Company's common stock; Transglobal, for the purchase of up to 277,778 shares of the Company's common stock; and Uptrend, for the purchase of up to 555,556 shares of the Company's common stock (each a "WARRANT," and collectively the "WARRANTS").

     B. The Parties entered into a letter agreement, dated August 8, 2005, and accepted and agreed to by the Holders on September 20, 2005, whereby the Parties agreed in principle to certain amendments to the Warrants, a copy of which letter agreement is attached hereto as EXHIBIT A (the "LETTER AGREEMENT").

     C. The Parties desire to formalize the amendments set forth in the Letter Agreement and amend the Warrants in the manner specifically set forth below.

     NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

     1. CAPITALIZED TERMS. Capitalized terms used but not defined herein shall have the meanings for such terms that are set forth in the Warrants.

     2. CERTAIN AMENDMENTS.

          (a) AMENDMENT TO SECTION 1(a) - EXERCISE PRICE. The last sentence of
Section 1(a) of the Warrants shall hereby be amended and restated as follows:


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               "The "EXERCISE PRICE" for each Warrant Share purchased by the
          Holder upon the exercise of this Warrant shall be equal to $0.50, subject to adjustment for the events specified in Section 6 below)."

          (b) AMENDMENT TO SECTION 6(c)(i)(A). The parenthetical clause at the end of the first sentence of Section 6(c)(i)(A) of the Warrants shall be amended and restated as follows:

               "(which, in the case of a deemed issuance or sale, shall be calculated in accordance with subparagraph (iii) below."

          (c) AMENDMENT TO SECTION 6(c)(iv). Section 6(c)(iv) of the Warrants is hereby amended and restated in its entirety to read as follows:

               "(iv) EXCEPTIONS TO ADJUSTMENT OF EXERCISE PRICE. Notwithstanding the foregoing, no adjustment to the Exercise Price shall be made pursuant to this paragraph (c) upon the issuance of any Excluded Securities. For purposes hereof, "EXCLUDED SECURITIES" means (I) securities purchased under the Securities Purchase Agreement; (II) securities issued upon exercise of the Warrants; (III) shares of Common Stock issuable or issued to (x) employees or directors from time to time upon the exercise of options, in such case granted or to be granted in the discretion of the Board of Directors pursuant to one or more stock option plans or restricted stock plans in effect as of the Issue Date or adopted after the Issue Date by the independent members of the Board of Directors with substantially the same terms as such plans in effect as of the Issue Date, and (y) vendors pursuant to warrants to purchase Common Stock that are outstanding on the date hereof or issued hereafter, provided such issuances are approved by the Board of Directors; (IV) shares of Common Stock issued in connection with any stock split, stock dividend or recapitalization of the Company; (V) shares of Common Stock issued in connection with the acquisition by the Company of any corporation or other entity occurring after the Effective Date and as long as a fairness opinion with respect to such acquisition is rendered by an investment bank of national recognition; (VI) shares of Common Stock issued in connection with any Convertible Securities or Purchase Rights outstanding on the date hereof; (VII) any Common Stock, warrants to purchase Common Stock, options to purchase Common Stock, or any other securities that the Company issued, or which the Company was obligated to issue, prior to or on September 20, 2005; and (VIII) any issuance of Common Stock, warrants to purchase Common Stock, options to purchase Common Stock, or any other securities issued to investors, brokers, dealers or any other persons or entities in conjunction with, and/or pursuant to the terms of, the Company's Private Placement Memorandum dated March 15, 2005, as amended.

     3. NO OTHER MODIFICATIONS INTENDED. Except as specifically set forth herein, no other modification of the Warrants is intended or to be implied and the terms of the Warrants, except as modified herein, shall remain in full force and effect.


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         IN WITNESS WHEREOF, the Parties hereto have executed this Amendment to
Series D Warrant to Purchase Common Stock effective as of the Effective Date.

COMPANY:                              RAPTOR NETWORKS TECHNOLOGY, INC.,
                                      a Colorado corporation


                                      By: /s/ Bob van Leyen
                                          --------------------------------------
                                          Bob van Leyen, Chief Financial Officer



HOLDERS:                              DMK Investments, LLC

                                      By: /s/ Albert Wong
                                          --------------------------------------
                                          Its: Manager



                                      Transglobal Investments, LLC

                                      By: /s/ Andrew Su
                                          --------------------------------------
                                          Its: Manager Member



                                      Uptrend Investment, Inc.

                                      By: /s/ Catherine Lee Chin
                                          --------------------------------------
                                          Its: Catherine Lee Chin (Pres.)





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